QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: January 27, 2003

UnitedGlobalCom, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation)	000-496-58 (Commission File Number)	84-1602895 (IRS Employer Identification #)
4643 South Ulster Street, Suite 1300, Denver, CO 80237 (Address of Principal Executive Office)

(303) 770-4001
(Registrant's telephone number, including area code)

Item 5. Other Events.

        As previously disclosed, in 2000 and 2001, UGC Holdings, Inc. ("Holdings"), now a subsidiary of UnitedGlobalCom, Inc. (the "Company"), made loans through a subsidiary to Michael T. Fries and Mark L. Schneider, each of whom at the time was a director of Holdings, and their respective family partnerships. Mr. Fries is currently a director and the President and Chief Operating Officer of the Company and Mr. Schneider is currently a director of the Company and a member of the Office of the Chairman of the Company. The purpose of the loans was to enable these borrowers to meet certain obligations, including repayment of margin debt secured by common stock of Holdings or its subsidiaries without having to liquidate their stock ownership positions in Holdings or its subsidiaries. Each loan is secured by certain outstanding stock, stock options and phantom stock options issued by the Company and its subsidiaries. The loans are non-recourse to the borrowers, except to the extent of any pledged collateral.

        On January 22, 2003, the Company gave notice to Mr. Fries and Mr. Schneider of foreclosure on all of the collateral securing the loans, which loans had an outstanding balance on such date, including interest, of approximately $8.8 million. Such collateral included 861,108 shares of Class A and B common stock of the Company with a value on such date of approximately $2.2 million and 999,138 vested options to purchase shares of the Company with a value of approximately $400,000. In addition, the collateral included 1,710,418 unvested options to purchase shares of Class A common stock of the Company which were cancelled, of which 1,543,750 have an exercise price of $1.40, and the remainder have an exercise price above the current market price.

        The disinterested members of the Company's board of directors have authorized the Company to pay Mr. Fries and Mr. Schneider a bonus in the aggregate amount of approximately $1.7 million, which the Company estimates will be sufficient to pay the taxes resulting from the foreclosure and the bonus.

        Similar loans were also made to a former director of the Company, John F. Riordan. Such loans have been extended for six months pending further review of certain tax and other issues.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITEDGLOBALCOM, INC.
By:	/s/ ELLEN P. SPANGLER Ellen P. Spangler Secretary

Date: January 29, 2003

QuickLinks

  Item 5. Other Events.
SIGNATURE